Exhibit 99.1

Mesa Labs Announces Second Quarter Results

Lakewood, Colorado, November 7, 2024 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its second fiscal quarter (“2Q25”) ended September 30, 2024 (amounts in thousands).

Second quarter FY 2025 compared to second quarter FY 2024:

●	Revenues increased 8.8%
●	Non-GAAP core organic revenues[1] decline was 2.8%
●	Operating income increased 5,947% to $3,508
●	Non-GAAP adjusted operating income excluding unusual items[2] increased 18.9% and was 24.8% as a percentage of revenues

We operate our business in four divisions: Sterilization and Disinfection Control (“SDC”), Clinical Genomics (“CG”), Biopharmaceutical Development (“BPD”), and Calibration Solutions (“CS”).

Effective 4Q24 we changed our definition of non-GAAP adjusted operating income3 (“AOI”) and non-GAAP adjusted operating income excluding unusual items to also exclude depreciation expense. Please see the reconciliation of those measures to GAAP operating income (loss) below. All prior periods have been restated to exclude depreciation expense from these non-GAAP measures.

Executive Commentary (amounts in thousands)

“The business continued its positive momentum in 2Q25 with sequential growth in orders and reductions in inventory and debt levels. Despite solid sequential order growth, sequential total revenues growth contracted by 0.6% primarily due to an increase in past due backlog in SDC which we expect to reduce over the next two quarters. Year over year core organic growth contracted by 2.8% due to shipment timing in SDC as well as year over year headwinds in China which started to impact our CG division in 3Q24. Profitability in our preferred metric of AOI margin percentage excluding unusual items of 24.8% reflected our ongoing leverage of the Mesa Way, our Lean approach to process improvement and productivity growth. From a balance sheet perspective, solid profitability and another step up in inventory turns enabled us to repay $7,438 in debt during the second quarter which reduced our total Net Leverage Ratio* to 3.26. We remain committed to drive this ratio down below 3.0x” said Gary Owens, Chief Executive Officer of Mesa.

“Overall revenues of $57,833 increased 8.8% compared to 2Q24 primarily due to 11% growth from the acquisition of GKE, partially offset by an organic decline of 2.2% and currency exchange impacts of 0.6%. The acquisition of GKE closed partially on October 16th of 2023 and completely on December 31st of 2023 and continues to deliver revenues higher than initial expectations at acquisition close. Biopharmaceutical capital spending in BPD continued to be strong for the third consecutive quarter and sales funnels remain solid. CG again delivered sequential growth as the core business has stabilized despite ongoing headwinds from China’s economic slowdown and the impact of its healthcare corruption campaign, coupled with the disruption to the U.S. Laboratory Developed Test (“LDT”) market highlighted in previous quarters. Both SDC and CS showed strong sequential orders growth that will benefit 3Q25 sequential growth” added Mr. Owens.

“Profitability as measured by our primary metric of AOI excluding unusual items grew by 18.9% versus the prior year to $14,352, a 210 bps expansion when expressed as a percentage of revenue. Versus prior year, gross profit percentage expanded by 90 bps but shrank by 40 bps when excluding the impact of non-cash charges primarily due to mix.” added Mr. Owens.

“Looking forward, we are optimistic that solid sales funnels will drive strong year over year growth in 3Q25 for BPD. In addition, we expect continued sequential growth in 3Q25 for CG, CS and SDC which when combined with BPD will result in strong organic revenue growth in 3Q25 for the Company as a whole. Looking out further, we will remain highly attuned to market shifts while continuing to invest in our strategic initiatives driving long term growth” concluded Mr. Owens.

* Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense. In addition, EBITDA gives effect to trailing 12 months pro-forma ownership of GKE and adds back certain GKE acquisition expenses.

Financial Results (unaudited, amounts in thousands, except per share data)

Total revenues were $57,833, an increase of 8.8% compared to 2Q24. Operating income increased 5,947% to $3,508. Net income was $3,428, an increase of 379% or $0.63 per diluted share of common stock. On a non-GAAP basis, core organic revenues decline was 2.8% and AOI increased 19.6% to $13,413 or $2.45 per diluted share of common stock compared to 2Q24. As detailed in the Unusual Items table below, AOI for 2Q25 and 2Q24 was negatively impacted by unusual items totaling $939 and $855, respectively. Excluding the unusual items for 2Q25 and 2Q24, AOI would have increased 18.9% to $14,352. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[4]			Core Organic Revenues Growth

(Amounts in thousands)	Three Months Ended September 30, 2024	Six Months Ended September 30, 2024	Three Months Ended September 30, 2024		Six Months Ended September 30, 2024	Three Months Ended September 30, 2024	Six Months Ended September 30, 2024
SDC	$22,205	$45,162	(4.3	) %	0.1%	(5.2)%	(0.2)%
CS	12,262	24,063	8.2%		5.6%	8.2%	5.4%
BPD	11,867	23,875	28.9%		25.0%	27.9%	25.6%
CG	11,499	22,903	(26.0)%		(20.8)%	(26.5)%	(20.8)%
Total reportable segments	$57,833	$116,003	(2.2)%		0.1%	(2.8)%	0%

Sterilization and Disinfection Control (38% of revenues in 2Q25) revenues were $22,205 for the quarter which resulted in core organic revenues decline of 5.2% versus prior year. The acquisition of GKE drove overall quarterly growth to 30.0%. Orders, excluding GKE, increased 6% for the first six months of the fiscal year with delivery timing negatively impacting revenues for 2Q25 and, we anticipate, positively impacting 3Q25. Gross profit percentage for the quarter contracted by 470 bps versus the prior year primarily due to the impact of non-cash inventory step-up purchase accounting charges from GKE and the amortization of GKE’s intangible assets. Absent the impact of these non-cash purchase accounting charges, gross profit percentage would have contracted by 210 bps, driven primarily by volume declines and increased costs in the legacy business. Beginning in the third quarter of fiscal year 2025, the inventory step up will unwind and we expect GKE's gross profit percentage to be in the low 70s, in line with the rest of the division.

Calibration Solutions (21% of revenues in 2Q25) revenues were $12,262 which resulted in core organic revenues growth of 8.2% for the quarter. Year over year growth was driven primarily by commercial momentum, particularly in our renal care product lines which we expect to continue in the near term. Gross profit percentage expanded by 220 bps primarily due to increased revenues, pricing, and favorable product mix.

Biopharmaceutical Development (21% of revenues in 2Q25) revenues were $11,867 which resulted in core organic revenues growth of 27.9% for the quarter. The increase in revenues was driven by increased biopharmaceutical spending on capital equipment in North America and Europe which when combined, resulted in an 109% increase in revenues from hardware and software versus the same quarter prior year. Gross profit percentage expanded by 60 bps primarily due to increased revenues as well as favorable product mix.

Clinical Genomics (20% of revenues in 2Q25) revenues were $11,499 for the quarter, which resulted in a core organic revenues decline of 26.5% for the quarter but an increase of 0.8% sequentially compared to 1Q25. The year over year decrease in revenues was driven primarily by headwinds in China and North America as described above. Sequential growth for the second consecutive quarter and improving sales funnels have us optimistic that the turnaround plan is gaining traction. Gross profit percentage expanded by 170 bps due to decreased amortization as a result of impairment charges taken during 4Q24.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.” As noted below, we now include depreciation expense as a non-cash addback in the definition of adjusted operating income as it better aligns with presentations of other companies within our industry. All prior period amounts have been restated to conform with the current presentation.

1 Core organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions and currency translation.

2 The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation, impairment of goodwill and long-lived assets and unusual items. Unusual items are disclosed to highlight costs that are not ongoing and are incurred as a direct result of a specific transaction, such as the consummation of an acquisition, and are identified to allow investors to understand the Company’s expectation on an ongoing basis, following the completion of acquisition and integration activities. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

4 Organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “expect,” “seek,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2024 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2024)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues	$57,833	$53,165	$116,003	$103,810
Cost of revenues	22,378	21,056	43,299	40,518
Gross profit	35,455	32,109	72,704	63,292
Operating expenses	31,947	32,169	63,616	64,016
Operating income (loss)	3,508	(60)	9,088	(724)
Nonoperating (income) expense	(304)	1,265	1,371	1,538
Earnings (loss) before income taxes	3,812	(1,325)	7,717	(2,262)
Income tax expense (benefit)	384	(95)	901	(483)
Net income (loss)	$3,428	$(1,230)	$6,816	$(1,779)

Earnings (loss) per share (basic)	$0.63	$(0.23)	$1.26	$(0.33)
Earnings (loss) per share (diluted)	0.63	(0.23)	1.25	(0.33)

Weighted average common shares outstanding:
Basic	5,413	5,387	5,405	5,379
Diluted	5,471	5,387	5,448	5,379

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2024	March 31, 2024
Cash and cash equivalents	$24,337	$28,214
Other current assets	83,641	81,138
Total current assets	107,978	109,352
Noncurrent assets	346,120	337,444
Total assets	$454,098	$446,796

Liabilities	$292,647	$301,403
Stockholders’ equity	161,451	145,393
Total liabilities and stockholders’ equity	$454,098	$446,796

Reconciliation of Non-GAAP Measures
(Unaudited) GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Operating income (loss) (GAAP)	$3,508	$(60)	$9,088	$(724)
Amortization of intangible assets	4,550	7,185	8,611	14,405
Stock-based compensation expense	3,837	3,183	6,765	6,151
Depreciation expense	1,518	911	2,922	1,825
AOI (non-GAAP)	$13,413	$11,219	$27,386	$21,657

Unusual items – before tax
Non-cash GKE inventory step-up1	$454	$--	$1,232	$--
GKE integration costs[2]	485	--	1,075	--
GKE acquisition costs[3]	--	505	--	505
Restructuring costs	--	350	--	350
Total impact of unusual items on AOI – before tax	$939	$855	$2,307	$855

AOI excluding unusual items (non-GAAP)	$14,352	$12,074	$29,693	$22,512

AOI per share - basic (non-GAAP)	$2.48	$2.08	$5.07	$4.03
AOI per share - diluted (non-GAAP)	2.45	2.08	5.03	4.03

AOI excluding unusual items per share – basic (non -GAAP)	2.65	2.24	5.49	4.19
AOI excluding unusual items per share – diluted (non-GAAP)	2.62	2.24	5.45	4.19

Weighted average common shares outstanding:
Basic	5,413	5,387	5,405	5,379
Diluted	5,471	5,387	5,448	5,379

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool.

3 GKE acquisition costs primarily consist of legal services related to the stock purchase agreement, professional services for due diligence procedures and quality of earnings report and various other consultants

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended September 30, 2024	Six Months Ended September 30, 2024
Total revenues growth	8.8%	11.7%
Impact of acquisitions	(11.0)%	(11.6)%
Organic revenues growth (non-GAAP)	(2.2)%	0.1%
Currency translation	(0.6)%	(0.1)%
Core organic revenues growth (non-GAAP)	(2.8)%	0.0%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts its operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined as Adjusted Operating Income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.